                                                                          EX-2.2
                                                        Asset Purchase Agreement


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                            ASSET PURCHASE AGREEMENT

                                 by and between

                                KRAFT FOODS, INC.

                                       and

                                 MBW FOODS INC.

                       -----------------------------------
                             Dated as of May 7, 1997
                       -----------------------------------

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

                                TABLE OF CONTENTS

                                                                    Page

1.    Definitions; Purchase and Sale of Assets;
      Assumption of Liabilities.......................................1
      (a)   Certain Definitions.......................................1
      (b)   Purchase and Sale of Assets...............................2
      (c)   Assets....................................................2
      (d)   Excluded Assets...........................................3
      (e)   Assumed Liabilities.......................................4
      (f)   Excluded Liabilities......................................5
      (g)   Allocation of Purchase Price..............................6

2.    Closing; Purchase Price Adjustment..............................6
      (a)   Closing...................................................6
      (b)   Purchase Price Adjustment.................................9
      (c)   Inventory Transfer.......................................10
      (d)   Personal Property Tax Apportionment......................10

3.    Conditions to Closing..........................................11
      (a)   Buyer's Obligation.......................................11
      (b)   Seller's Obligation......................................12

4.    Representations and Warranties of Seller.......................12
      (a)   Authority; No Conflicts..................................12
      (b)   Financial Schedules......................................13
      (c)   Title to Assets..........................................13
      (d)   Intellectual Property....................................14
      (e)   Contracts................................................14
      (f)   Litigation; Decrees......................................15
      (g)   Absence of Changes or Events.............................16
      (h)   Compliance with Applicable Laws..........................16
      (i)   Taxes....................................................16
      (j)   Trade Deals and Promotions...............................16
      (k)   Major Customers..........................................17
      (l)   Tangible Personal Property...............................17
      (m)   Permits..................................................17
      (n)   Equipment................................................17
      (o)   Ingredients..............................................17

5.    Covenants of Seller............................................17
      (a)   Access...................................................17
      (b)   Ordinary Conduct.........................................17
      (c)   Confidentiality..........................................18
      (d)   Covenant Not To Compete..................................18
      (e)   Board Approval...........................................19
      (f)   Exclusivity..............................................19
      (g)   License..................................................19

      (h)   Accounts Receivable......................................20
      (i)   Delivery of Financial Information........................20
      (j)   Right of First Refusal...................................20

6.    Representations and Warranties of Buyer........................20
      (a)   Authority; No Conflicts..................................20
      (b)   Actions and Proceedings, etc.............................21
      (c)   Availability of Funds....................................21

7.    Covenants of Buyer.............................................21
      (a)   Confidentiality..........................................21
      (b)   No Additional Representations............................22
      (c)   Notification.............................................22
      (d)   Customer and Supplier Notification; UPC
            Codes....................................................22
      (e)   Litigation...............................................23
      (f)   Company Stores...........................................23
      (g)   Reservation of Rights....................................23
      (h)   Accounts Receivable......................................23

8.    Mutual Covenants...............................................23
      (a)   Consents.................................................23
      (b)   Cooperation..............................................24
      (c)   Publicity................................................24
      (d)   Best Efforts.............................................25
      (e)   HSR Act Compliance.......................................25
      (f)   Sales and Transfer Taxes.................................25
      (g)   Promotional Materials and Customer
            Information; Records.....................................25
      (h)   Use of Trademarks........................................27
      (i)   Transitional Co-Pack Agreement...........................27
      (j)   Excluded Business Co-Pack Agreement......................27
      (k)   Transition Services Agreement............................27
      (l)   Employees................................................27
      (m)   Off-Invoice Trade Promotions.............................27
      (n)   Variable (Post-Paid) Promotions..........................28
      (o)   Fixed Trade Promotions...................................29
      (p)   Customer Deductions......................................30
      (q)   Coupons..................................................31
      (r)   Audited Financials.......................................31

9.    Further Assurances.............................................32

10.   Indemnification................................................32
      (a)   Indemnification by Seller................................32
      (b)   Exclusive Remedy.........................................32
      (c)   Indemnification by Buyer.................................33
      (d)   Losses Net of Insurance..................................33
      (e)   Termination of Indemnification...........................33
      (f)   Procedures Relating to Indemnification...................34

11.   Assignment.....................................................34

12.   No Third-Party Beneficiaries...................................35

13.   Termination; Break-Up Fees.....................................35

14.   Survival of Representations....................................36

15.   Expenses.......................................................36

16.   Amendment and Waiver...........................................36

17.   Notices........................................................37

18.   Interpretation.................................................38

19.   No Strict Construction.........................................38

20.   Counterparts...................................................38

21.   Entire Agreement...............................................38

22.   Brokerage......................................................38

23.   Disclaimer Regarding Estimates and Projections.................39

24.   Schedules......................................................39

25.   Representation by Counsel; Interpretation......................39

26.   Severability...................................................39

27.   Bulk Transfer Laws.............................................39

28.   Governing Law..................................................39

29.   Exhibits and Schedules.........................................40

30.   Dispute Resolution.............................................40
      (a)   Negotiation..............................................40
      (b)   Arbitration..............................................40

                         LIST OF DEFINED TERMS

                                                                    Page
                                                                    ----
Accounting Firm.......................................................9
Adjustment Date......................................................10
Adjustment Principles.................................................9
affiliate............................................................19
Agreement.............................................................1
Alliant Business......................................................1
Alliant Distribution Agreement........................................1
Ancillary Agreements.................................................12
Applicable Accounting Principles.....................................13
Applicable Rate......................................................10
Assets................................................................2
Assumed Liabilities...................................................4
Audited Financials...................................................31
Business..............................................................1
Buyer.................................................................1
Buyer's Fixed Trade Sales............................................30
Buyer's Straddle Sales...............................................28
C&L..................................................................31
Closing...............................................................6
Closing Date..........................................................6
Closing Inventory Amount..............................................9
Closing Statement.....................................................9
Code..................................................................6
Confidentiality Agreement............................................21
Contracts.............................................................2
Customer Information.................................................26
Deduction Notice.....................................................30
Equipment   ..........................................................2
equitable manner.....................................................10
Estimated Final Purchase Price........................................7
Excluded Assets.......................................................3
Excluded Business.....................................................1
Excluded Business Co-Pack Agreement..................................27
Excluded Liabilities..................................................5
File Plan............................................................26
Final Purchase Price.................................................10
Final Straddle Date..................................................28
Financial Schedules..................................................13
Fiscal Half..........................................................29
Fixed Trade Promotions...............................................29
Fixed Trade Schedule.................................................29
HSR Act..............................................................11
indemnified party....................................................34
Information .........................................................18
Initial Inventory Amount.............................................13
Initial Inventory Amount Statement...................................13
Initial Purchase Price................................................2
Initial Straddle Date................................................28

Institute............................................................40
Intellectual Property.................................................2
Interim Period.......................................................17
Inventory.............................................................2
Inventory Amount.....................................................10
knowledge.............................................................1
Kraft Materials......................................................26
Losses...............................................................32
Mexican Business......................................................1
Nontransferred Assets.................................................8
Notice of Disagreement................................................9
Off-Invoice Trade Promotions.........................................27
Offering Memorandum..................................................22
Other Intellectual Property...........................................2
Permitted Liens......................................................14
Person................................................................1
Products..............................................................2
Promotional Materials................................................26
Proprietary Information...............................................2
Prorated Amounts.....................................................10
Public Filings.......................................................31
Purchase Orders.......................................................2
Records..............................................................26
Representatives......................................................40
Restricted Business..................................................18
Seller................................................................1
Seller Information...................................................22
Seller's Fixed Trade Sales...........................................29
Seller's Straddle Sales..............................................28
Shared Contracts.....................................................24
Statement of Operations..............................................31
Straddle Deductions..................................................28
Straddle Promotions..................................................28
Third Party Claim....................................................34
Transition Services Agreement........................................27
Transitional Co-Pack Agreement.......................................27
Variable (Post-Paid) Promotions......................................28
Variable Share.......................................................29

                            ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of May 7, 1997, by and between KRAFT FOODS, INC., a Delaware corporation ("Seller"), and MBW FOODS INC., a Delaware corporation ("Buyer");

                              W I T N E S S E T H:

          WHEREAS, Seller desires to sell all of the Assets, and Buyer desires to purchase the Assets and to assume all of the Assumed Liabilities, upon the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          I. Definitions; Purchase and Sale of Assets; Assumption of
Liabilities.

          A. Certain Definitions. As used in this Agreement (including the Schedules and Exhibits hereto), the following definitions shall apply:

               1. "Alliant Distribution Agreement" shall mean the Distribution Agreement, dated as of February 13, 1995, by and among Seller, Kraft Food Service, Inc. and CDRF Acquisition Corporation, as amended.

               2. "Business" shall mean the business currently conducted by Seller relating to the manufacture, marketing, distribution and sale of the Products, including export sales, but specifically excluding (A) the manufacturing, marketing, distribution and sale of maple-flavored syrups in Mexico (the "Mexican Business") and (B) the manufacturing, marketing, distribution and sale of maple-flavored syrups under the Kraft brand name pursuant to the Alliant Distribution Agreement (the "Alliant Business").

               3. "Excluded Business" shall mean any business currently or hereafter conducted by Seller, its affiliates and/or their licensees other than the Business, including the Mexican Business and the Alliant Business.

               4. The term "knowledge," when used in the phrase "to the knowledge of Seller," shall mean, and shall be limited to, the actual knowledge of any one or more of the following individuals: George Wishart (Director of the Business); Robert Scheuer (Financial Director of the Business); Barry Haberman (Process Team Leader); Jane Leary (Counsel to Seller's Enhancer's Division); Wilbur Pell (Chief Litigation Counsel of Seller); and Edward Thompson (Chief Food and Drug Counsel of Seller).

               5. "Person" shall mean any individual, corporation, partnership, limited liability company, business trust, joint stock company, trust, unincorporated organization, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

               6. "Products" shall mean maple-flavored syrups that are manufactured or processed with the Equipment or by third party contract manufacturers or co-packers pursuant to any of the Contracts or are marketed under the "Log Cabin", "Country Kitchen" or "Wigwam" trademarks in the United States or exported from the United States.

          B. Purchase and Sale of Assets. On the terms and subject to the conditions of this Agreement, at the Closing Seller shall sell, convey, transfer and assign to Buyer, and Buyer shall purchase from Seller, the Assets, which Seller covenants shall be free and clear of any liens (other than Permitted Liens), for an aggregate cash purchase price of $220,000,000.00 (the "Initial Purchase Price"), payable and subject to adjustment as set forth in Section 2.

          C. Assets. The term "Assets" shall mean all right, title and interest of Seller in the following assets relating to the Business:

               1. all inventories of finished Products (including warehoused inventories) and, as provided in Section 2(c) below, $2.9 million of raw materials, packaging materials and work in process, in each case, to the extent used exclusively in connection with the conduct of the Business as of the Closing (the "Inventory");

               2. all machinery, equipment, spare parts, furniture, fixtures, supplies and other tangible assets (other than the items excluded pursuant to Section 1(d)) listed or described on Schedule 1(c)(ii) attached hereto (the "Equipment"); provided that Equipment leased by Seller shall be included in the Assets only if the lease agreement relating thereto constitutes a Contract;

               3. all contracts, agreements, licenses, leases and other legally binding arrangements, whether oral or written, (A) that are listed or described on Schedule 1(c)(iii) attached hereto, and (B) if not so listed or described, that relate exclusively to the Business and (x) are in existence on the date hereof or

(y) are entered into in the ordinary course of business on or prior to the Closing Date (collectively, the "Contracts"), and all commitments and orders for the purchase and sale of goods and equipment (including Inventory and supplies) and services (including advertising, maintenance and other incidental services) to the extent relating exclusively to the Business (collectively, the "Purchase Orders");

               4. all copyrights, trademarks, trade names and service marks, trade dress and any applications and registrations therefor, that (A) are listed or described on Schedule 1(c)(iv)-1 attached hereto, and any goodwill associated therewith (collectively, the "Intellectual Property"), (B) are listed or described on Schedule 1(c)(iv)-2 attached hereto, and any goodwill associated therewith or (C) if not so listed or described, relate exclusively to the Business (the items included in (B) and (C) collectively referred to as the "Other Intellectual Property");

               5. all existing trade secrets, know-how, flavors, processing procedures and finished product specifications relating exclusively to the Business and all recipes and product formulations used to produce the Products sold or distributed by the Business (collectively, the "Proprietary Information");

               6. subject to Section 8(g), all existing promotional materials, point-of-sale materials and advertising copy used by Seller exclusively in connection with the Business, all existing customer and vendor lists and price lists to the extent relating exclusively to the Business and, subject to Section 2(a)(iii), all archival materials relating exclusively to the Products that are manufactured, marketed, distributed and sold by the Business;

               7. to the extent transferable, any permits or licenses issued by any governmental agency that are used exclusively in the Business;

               8. all goodwill relating exclusively to the Business;

               9. any warranty claims relating to the Inventory or Equipment;

               10. any claims under the Contracts relating to periods on or after Closing;

               11. infringement claims relating to the Intellectual Property relating to periods on or after the Closing; and

               12. subject to Section 1(d) and Section 8(g), all books and records relating exclusively to the Business, including books of account.

            Prior to the Closing, Seller shall have the right to update the description of the Assets (including the Schedules referred to above) to reflect changes in the ordinary course of the Business prior to the Closing or items of the type referred to in Section 4(f); provided that such changes shall not, in the aggregate, reflect a material adverse effect on the Business taken as a whole or reflect a sale, license or other disposition or agreement to sell, license or dispose of any of the Intellectual Property, any material item of the Other Intellectual Property or any material item of the Equipment.

            D. Excluded Assets. The Assets shall not include any assets other than the assets specifically listed or described in Section 1(c), and, without limiting the generality of the foregoing, shall expressly exclude the following (collectively, the "Excluded Assets"):

               1. all cash and cash equivalents of Seller;

               2. all accounts and notes receivable and prepaid expenses of Seller;

               3. all insurance policies and claims thereunder of Seller, claims for and rights to receive tax refunds relating to the Business, all of Seller's tax returns relating to the Business and any notes, worksheets, files or documents relating thereto, and any legal files or other documents covered by an evidentiary privilege that are not exclusively related to the Assumed Liabilities;

               4. all books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Assets, the Assumed Liabilities and the Business;

               5. all of Seller's rights under or pursuant to this Agreement and the other agreements between Buyer and Seller contemplated hereby;

               6. all minute books and stockholder and stock transfer records and similar corporate records of Seller;

               7. the trademarks "KRAFT", "KRAFT FOODS", "KRAFT GENERAL FOODS" and "KRAFT IN ELONGATED HEXAGON" and all other trademarks and service marks of Seller not included in the Intellectual Property or the Other Intellectual Property and all logos, designs and goodwill associated therewith, and all Universal Product Codes relating to the Products;

               8. all patents, patent applications and invention disclosures of Seller and all trade secrets, know-how, recipes, product formulations, processing procedures, and finished product specifications other than the Proprietary Information;

               9. all computer software and systems, including electronic mail applications; and

               10. the assets listed or described on Schedule 1(d)(x) attached hereto and any other assets which are not exclusively related to the Business (together with any and all claims relating to any of the foregoing described in this Section 1(d)).

          E. Assumed Liabilities. Buyer shall assume on the Closing Date and shall pay, perform and discharge when due the following obligations and liabilities of Seller relating to the Business of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued (collectively, together with all other obligations and liabilities of Seller assumed by Buyer pursuant to this Agreement and the Schedules hereto, the "Assumed Liabilities"):

               1. all obligations and liabilities of Seller under the Contracts arising on or after the Closing Date;

               2. all obligations, liabilities and commitments in respect of any and all Products manufactured at any time on or after the Closing Date (including all obligations, liabilities and commitments in connection with the manufacture thereof) in connection with the Business, including product liability and infringement claims, and obligations and liabilities arising out of or relating to the activities and operations of third-party contract manufacturers and co-packers, other than as set forth in the Transitional Co-Pack Agreement or Excluded Business Co-Pack Agreement;

               3. all obligations and liabilities in respect of Inventory sold on or after the Closing Date, including (except with respect to Excluded Assets) with respect to product liability and infringement claims;

               4. liabilities for refunds, adjustments, exchanges, returns and warranty and merchantability claims; provided, however, that Buyer shall have no liability for returns of defective products sold prior to the Closing and returned within 60 days after the Closing Date to the extent the value of such products exceeds $100,000;

               5. liabilities for advertising, trade promotion and trade allowance programs and consumer promotions (including coupons and free-standing inserts), as provided in Sections 8(m), 8(n), 8(o), 8(p) and 8(q);

               6. all obligations and liabilities of Seller under Purchase Orders that are outstanding as of the Closing Date (it being understood that any Inventory covered by such Purchase Orders shall not be included in the Inventory Amount or the calculation of raw materials or packaging supplies to be transferred pursuant to Section 2(c) below to the extent that Buyer must pay for such Inventory after the Closing);

               7. the obligations and liabilities listed or described on
Schedule 1(e)(vii) attached hereto; and

               8. all other obligations and liabilities relating to the Business or the Assets which arise out of the conduct of the Business on or after the Closing Date.

          Buyer's obligations under this Section 1(e) shall not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any agreement or document delivered in connection herewith or any right or alleged right to indemnification hereunder.

          F. Excluded Liabilities. Except as specifically provided in this Agreement and the Schedules hereto, Buyer shall not assume any obligations or liabilities of Seller (the obligations and liabilities of Seller not specifically assumed by Buyer being referred to collectively herein as the "Excluded Liabilities").

Without limiting the generality of the foregoing, Buyer shall not assume or be liable for any of the following obligations or liabilities:

               1. any of Seller's obligations or liabilities under this Agreement and the other agreements with Buyer contemplated hereby;

               2. any of Seller's obligations or liabilities for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the other agreements contemplated hereby or the consummation (or preparation for the consummation) of the transactions contemplated hereby and thereby, including attorneys' and (except as otherwise provided in Section 2(b)(i) and 8(r)) accountants' fees;

               3. subject to Section 1(e)(iv) and (v), any of Seller's accounts payable arising before the Closing Date;

               4. all of Seller's obligations and liabilities with respect to any and all products sold or distributed prior to the Closing Date for product liability and infringement;

               5. any of Seller's obligations or liabilities with respect to federal, state, local or foreign taxes and any liabilities for interest, penalties or additions to any such taxes (except taxes specifically allocated to, prorated to or assumed by Buyer under this Agreement);

               6. any liabilities arising out of or relating to the Excluded Assets; and

               7. any suit, action or other legal proceeding pending as of the Closing Date.

          G. Allocation of Purchase Price. As promptly as practicable following the date hereof, but in any event within 30 days after the Closing Date, Buyer shall deliver to Seller copies of all appraisals of the Assets prepared for Buyer and Buyer's reasonable, good faith determination of the fair market value of the Assets, which determination shall be made in accordance with applicable tax laws and shall be subject to Seller's consent (which consent shall not be unreasonably withheld or delayed). Buyer and Seller shall then mutually agree upon the fair market value of the Assets. For tax purposes, the Final Purchase Price and

Assumed (noncontingent) Liabilities shall be allocated among the Assets based upon such determination of fair market value and in accordance with Section 1060 of the Code. Neither Buyer nor Seller, nor any of their respective affiliates, shall take any position for income tax purposes which is inconsistent with the allocation of the Final Purchase Price and Assumed (noncontingent) Liabilities unless required to do so by applicable law. The parties shall exchange drafts of any information returns required by Section 1060 of the Code and any similar state statute at least 60 days prior to filing such returns and shall discuss in good faith any modifications suggested by the receiving party. For purposes of this Agreement, the term "Code" shall mean the Internal Revenue Code of 1986, as amended, and any reference to any particular Code provision shall be interpreted to include any revision of or successor to such provision regardless of how numbered or classified.

          II. Closing; Purchase Price Adjustment.

          A. Closing. The closing (the "Closing") of the purchase and sale of the Assets and the assumption of the Assumed Liabilities shall be held at the offices of Richards & O'Neil, LLP, 885 Third Avenue, New York, New York at 10:00 a.m., local time, on July 1, 1997, or, if later, on the first Monday that is at least 22 days following satisfaction of the conditions set forth in Sections 3(a)(iii) and (iv) and 3(b)(iii) or such other Monday that the parties mutually agree (it being understood that Buyer will not unreasonably withhold its consent to close on a fiscal month end (determined with reference to Seller's accounting policies)). The date on which the Closing shall occur is hereinafter referred to as the "Closing Date," and the Closing shall be deemed effective as of the opening of business on the Closing Date. On the business day immediately preceding the Closing Date, Buyer and Seller shall conduct a pre-Closing at the same location as the Closing, commencing at 10:00 a.m., local time, at which each party shall present for review by the other party copies in execution form of all documents and all other instruments required to be delivered by such party at the Closing.

               1. At the Closing, subject to and on the terms and conditions set forth in this Agreement, Buyer shall deliver to Seller (A) by wire transfer to a bank account designated in writing by Seller immediately available funds in an amount equal to the Initial Purchase Price, plus or minus an estimate, prepared in good faith by

Seller and delivered to Buyer at least three business days prior to the Closing Date, of any adjustment to the Initial Purchase Price required pursuant to
Section 2(b) (the Initial Purchase Price, plus or minus any estimated adjustments thereto, being referred to herein as the "Estimated Final Purchase Price"), (B) instruments of assumption in form and substance reasonably satisfactory to Seller and its counsel evidencing and effecting the assumption by Buyer of the Assumed Liabilities (it being understood, however, that such instruments shall not require Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement) and such other documents as are specifically required by this Agreement, (C) certified copies of resolutions duly adopted by Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, (D) certified copies of Buyer's certificate of incorporation and bylaws, (E) a certificate of the Secretary or an Assistant Secretary of Buyer as to the incumbency of the officer(s) of Buyer (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Ancillary Agreement, (F) a short-form certificate of good standing of Buyer, certified by the Secretary of State of Buyer's state of incorporation as of a date not more than three business days prior to the Closing Date and (G) an opinion of Buyer's counsel with respect to the due authorization, execution and delivery of this Agreement by Buyer and matters of similar import.

               2. At the Closing, subject to and on the terms and conditions set forth in this Agreement, Seller shall deliver or cause to be delivered to Buyer
(A) such appropriately executed instruments of sale, assignment, transfer and conveyance in form and substance reasonably satisfactory to Buyer and its counsel evidencing and effecting the sale and transfer to Buyer of the Assets (it being understood, however, that such instruments shall not require Seller or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in this Agreement), (B) certified copies of resolutions duly adopted by Seller's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, (C) certified copies of Seller's certificate of incorporation and bylaws, (D) a certificate of the Secretary or an Assistant Secretary of Seller as to the incumbency of the officer(s) of Seller (who shall not be such Secretary or Assistant Secretary) executing this Agreement or any Ancillary Agreement, (E) a short-form certificate of good standing of Seller, in each case certified by the Secretary of State of the State of Delaware as of a date not more than three business days prior to the Closing Date and (F) an opinion of Seller's inside counsel upon which Buyer's lenders will be expressly entitled to rely with respect to the due authorization, execution and delivery of this Agreement by Seller and matters of similar import. With respect to the Intellectual Property and the Other Intellectual Property included in the Assets, such instruments to be delivered at the Closing shall consist of assignments of such Intellectual Property and Other Intellectual Property in form appropriate for recordation with governmental agencies or authorities responsible for intellectual property in the countries listed on Schedule 1(c)(iv)-1 and Schedule 1(c)(iv)-2 attached hereto, it being understood that the cost of recording any such documents shall be borne by Buyer.

               3. Prior to the Closing, Seller and Buyer shall agree on reasonable procedures to transfer possession of the Assets to Buyer as soon as practicable after the Closing Date, and Seller shall provide commercially reasonable assistance to Buyer in connection with the transfer thereof. Except as otherwise provided below, all out-of-pocket costs incurred by Seller and Buyer in connection with transferring such Assets shall be borne by Buyer. Prior to the Closing representatives of Buyer and Seller shall jointly review all archival materials relating exclusively to the Products, and the representative of Buyer shall determine which materials shall be included in the Assets and transferred to Buyer after the Closing Date. Any such materials that are not included in the Assets may be retained by Seller following the Closing or, at Seller's option, destroyed following the Closing. Seller shall, at Seller's cost and expense, prepare the Assets for shipping to Buyer (including removing and packing or crating and making such packaged or crated Assets available for pick-up by Buyer's shipper) within a reasonable period after the Closing Date or, in the case of Assets to be used by Seller under the Transitional Co-Pack Agreement, within the period provided in such agreement. Buyer shall promptly take delivery of and ship such Assets at its own cost, risk and expense and without interference to Seller's normal operations. Seller shall provide Buyer reasonable access to Seller's facilities for such purpose at reasonable times and upon reasonable notice and will otherwise cooperate with Buyer to permit such prompt removal. Notwithstanding the foregoing, title and risk of loss with respect to all of the Assets (excluding any archival materials not selected by Buyer) shall pass from Seller to Buyer at the Closing.

               4. Notwithstanding any other provision of this Agreement to the contrary (other than the provisions of Sections 8(a), 8(d) and 8(e)), the purchase and sale of the Assets as contemplated by this Agreement shall be subject to the additional provisions of this paragraph (iv). Seller and Buyer shall cooperate with each other regarding, and shall use their respective best efforts to cause, the sale to Buyer of all of the Assets on the Closing Date on the terms and conditions set forth in this Agreement; provided, however, that such cooperation and best efforts shall not include any requirement to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. If, notwithstanding such cooperation and best efforts, for any reason (including any legal impediment or the failure to obtain any necessary consent or approval) the sale of any Assets (any such Assets being referred to herein as the "Nontransferred Assets") cannot be effected on the Closing Date, Buyer and Seller shall (A) on the Closing Date, consummate the sale and purchase of the Assets (other than the Nontransferred Assets) on the terms and conditions set forth in this Agreement, provided such Assets represent all of the Intellectual Property and material Other Intellectual Property, all material items of Equipment and all other material assets of the Business, and
(B) as soon as reasonably practicable after the Closing Date, consummate the sale and purchase of the Nontransferred Assets. Neither the Initial Purchase Price nor the Final Purchase Price shall be subject to adjustment by reason of any Nontransferred Assets. In the event of any Nontransferred Assets, (x) prior to the Closing Date, Seller and Buyer shall, to the extent feasible, negotiate in good faith and agree upon reasonable interim arrangements relating to the ownership and operation of the Nontransferred Assets between the Closing Date and the date such assets are actually sold by Seller to Buyer and (y) following the Closing Date, Seller and Buyer shall cooperate with each other regarding, and shall use their respective best efforts to cause, the sale of the Nontransferred Assets as soon as reasonably practicable after the Closing Date; provided, however, that such cooperation and best efforts shall not include any requirement to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

          B. Purchase Price Adjustment. 1. Within 45 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (in its final and binding form, the "Closing Statement") setting forth the Inventory Amount as of the opening of business on the Closing Date (the "Closing Inventory Amount"). Upon Seller's request, Buyer shall assist Seller in the preparation of the Closing Statement and shall provide Seller and its representatives access at all reasonable times to the personnel, properties, inventories, books and records of Buyer for such purpose and during the period of any dispute with respect thereto. In connection with the preparation of the Closing Statement, Seller shall take and prepare a physical count of the finished goods Inventory as of the opening of business on the Closing Date. Buyer and Seller shall engage Coopers & Lybrand L.L.P. to observe the physical count of the finished goods Inventory, and the fees and expenses of Coopers & Lybrand L.L.P. in connection therewith shall be borne 50% by Buyer and 50% by Seller. Representatives of Buyer shall be entitled to observe such physical count. The Closing Inventory Amount shall be calculated in accordance with the Applicable Accounting Principles set forth in Schedule 4(b) in a manner consistent with the calculation of the Initial Inventory Amount and the principles set forth on
Schedule 2(b) attached hereto (the "Adjustment Principles") which, in a conflict with the Applicable Accounting Principles, shall control. The Closing Statement shall be accompanied by a special purpose report by Coopers & Lybrand L.L.P. to the effect that the Closing Inventory Amount has been calculated in accordance with the immediately preceding sentence. During the 30 days immediately following Buyer's receipt of the Statement, Buyer shall be permitted to review Seller's and Coopers & Lybrand L.L.P.'s working papers relating to the Closing Statement. The Statement shall become final and binding upon the parties on the thirtieth day following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a "Notice of Disagreement") to Seller prior to such date. Any Notice of Disagreement shall (A) specify in reasonable detail the nature and amount of any disagreement so asserted and (B) be accompanied by a certificate of Buyer that it has complied with the covenants set forth in paragraph (iv) of this Section 2(b). If a timely Notice of Disagreement is received by Seller, then the Closing Statement (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or
(y) the date any matters
properly in dispute are finally resolved in writing by the Accounting Firm. During the 30 days immediately following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement. During such period, Seller shall have full access to the working papers of Buyer prepared in connection with Buyer's preparation of the Notice of Disagreement. At the end of such 30-day period, Seller and Buyer shall submit to a "Big Six" accounting firm mutually agreed upon (the "Accounting Firm") for review and resolution of any and all matters which remain in dispute and which were properly included in the Notice of Disagreement, and the Accounting Firm shall make a final determination of the Closing Inventory Amount in accordance with this Section 2(b), which determination shall be binding on the parties (it being understood, however, that the Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller (and not by independent review), only those matters which remain in dispute and which were properly included in the Notice of Disagreement). The Closing Statement shall become final and binding on Buyer and Seller on the date the Accounting Firm delivers its final resolution to the parties (which final resolution shall be delivered as soon as practicable following the selection of the Accounting Firm). The Accounting Firm shall be selected by Seller and Buyer or, if the parties are unable to agree, by Seller's and Buyer's independent accountants. The fees and expenses of the Accounting Firm pursuant to this
Section 2(b) shall be borne 50% by Buyer and 50% by Seller.

               2. The Initial Purchase Price shall be either increased by the amount by which the Closing Inventory Amount exceeds the Initial Inventory Amount or decreased by the amount by which the Initial Inventory Amount exceeds the Closing Inventory Amount (the Initial Purchase Price, as so increased or decreased, being referred to herein as the "Final Purchase Price"). If the Estimated Final Purchase Price is less than the Final Purchase Price, Buyer shall, and if the Estimated Final Purchase Price is greater than the Final Purchase Price, Seller shall, within five business days after the Statement becomes final and binding on the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at an annual rate of 8.5% (the "Applicable Rate") calculated on the basis of the number of days elapsed from the Closing Date to the date of payment.

               3. The term "Inventory Amount" shall mean the total book value of the finished goods Inventory calculated in accordance with paragraph (i) of this
Section 2(b) and computed without regard to any purchase accounting adjustments arising out of the consummation of the transactions contemplated hereby.

               4. Buyer agrees that following the Closing it will not take any actions with respect to Buyer's accounting books, records, policies and procedures or the Inventory that would obstruct or prevent the preparation of the Closing Statement and the determination of the Closing Inventory Amount as provided in this Section 2(b). Buyer and Seller will cooperate in the preparation of the Closing Statement, including providing customary certifications, if requested, to Seller's auditors or the Accounting Firm.

          C. Inventory Transfer. Seller agrees to transfer to Buyer as of the Closing raw materials and packaging supplies having an aggregate book value of $2.9 million, computed in accordance with Section 2(b)(i), to be used in accordance with the terms of the Transitional Co-Pack Agreement.

          D. Personal Property Tax Apportionment. The following items (the "Prorated Amounts") relating to the Assets constituting personal property shall be apportioned at the Closing in an equitable manner as of the close of business on the day immediately preceding the Closing Date (the "Adjustment Date") so that the income and expense items with respect to the period up to and including the Adjustment Date shall be for Seller's account and the income and expense items with respect to the period after the Adjustment Date shall be for Buyer's account. For purposes of this Section, the term "equitable manner" shall mean that Seller shall be allocated such items based on a fraction, the numerator of which is the number of days in the applicable taxable period ending on the Adjustment Date and the denominator of which is the total number of days in such taxable period, and Buyer shall be allocated the remainder.

               1. Personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the tax rate or assessment is fixed for any fiscal year, the apportionment of such taxes at the Closing shall be based upon a reasonable estimate mutually agreed upon by Buyer and Seller; provided that Buyer and Seller shall recalculate and reprorate said taxes and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual tax bills received for any such fiscal year.

          2. To the extent any taxes described in subparagraph (i) above are adjusted as a result of any governmental tax audit or administrative or court proceeding initiated by a governmental entity or agency with jurisdiction over the Properties, Buyer and Seller shall recalculate and reprorate such taxes and make the necessary cash adjustments promptly upon the resolution of such audit or proceeding.

          III. Conditions to Closing.

          A. Buyer's Obligation. The obligation of Buyer to purchase and pay for the Assets and assume the Assumed Liabilities is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

               1. The representations and warranties of Seller made in this Agreement shall be true and correct as of the date hereof and, except to the extent of changes or developments expressly contemplated by the terms of this Agreement, on and as of the Closing Date, as though made on and as of the Closing Date, except to the extent of changes caused by the transactions expressly contemplated hereby and except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Seller shall have performed or complied with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, except for breaches of such representations and warranties and covenants that, in the aggregate (without giving effect to any supplements, modifications and updates to the Schedules by Seller prior to the Closing as permitted by this Agreement) would not have a material adverse effect on the Business taken as a whole; and Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by a Vice President of Seller confirming the foregoing.

               2. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Assets or the exercise by Buyer of control over the Assets.

               3. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

               4. No judicial or administrative proceeding shall be pending or overtly threatened by the DOJ or FTC which seeks to challenge or enjoin the transactions contemplated hereunder under the antitrust laws, which proceeding presents a reasonable likelihood that Buyer will be required to hold separate or divest any material products or assets; provided that, prior to any denial of a request for a preliminary injunction, no such proceeding shall be pending or overtly threatened, irrespective of the likelihood of success.

               5. Seller shall have executed and delivered the Transitional Co-Pack Agreement, the Excluded Business Co-Pack Agreement and the Transition Services Agreement (collectively, the "Ancillary Agreements").

               6. Coopers & Lybrand, LLP shall have signed and delivered its audit report with respect to the Audited Financials (as defined below), and there shall be no material differences between the information reflected in the Financial Schedules and the corresponding information reflected in the Audited Financials except as described in the Financial Schedules (including the notes thereto).

          B. Seller's Obligation. The obligation of Seller to sell and deliver the Assets to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

               1. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), and Buyer shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing; and Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by the President or a Vice President of Buyer confirming the foregoing.

               2. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the purchase and sale of the Assets.

               3. The waiting period under the HSR Act shall have expired or been terminated.

               4. Buyer shall have executed and delivered each of the Ancillary Agreements.

               5. The board of directors of Philip Morris Companies, Inc., a Virginia corporation ("Philip Morris"), shall have approved the consummation of the transactions contemplated by this Agreement.

          IV. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

          A. Authority; No Conflicts. 1. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to enter into this Agreement and such Ancillary Agreements as are contemplated hereby to be executed and delivered by it and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller, and such Ancillary Agreements as are contemplated hereby to be executed and delivered by Seller shall be duly and validly executed and delivered by Seller. This Agreement and such Ancillary Agreements constitute, or will constitute, as the case may be, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

               2. Subject to the matters disclosed on Schedule 1(c)(iii) attached hereto, the execution and delivery by Seller of this Agreement and such Ancillary Agreements as are contemplated hereby to be executed and delivered by Seller do not, and the consummation by Seller of the transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the Assets under, or require any consent, authorization or approval under
(A) any provision of the certificate of incorporation or bylaws of Seller, (B) any Contract or (C) any material judgment, order or decree or any material statute, law, rule or regulation applicable to the Business or the Assets, other than, in the case of clauses (B) and (C) above, any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that, individually or in the aggregate, would not have a material adverse effect on the Business taken as a whole or on the ability of Seller to consummate the transactions contemplated hereby, and other than any such consents, authorizations or approvals required under the HSR Act or that may be required solely by reason of Buyer's participation in the transactions contemplated hereby.

          B. Financial Schedules. Schedule 4(b) attached hereto sets forth pro forma schedules of net revenue, marginal contribution and marginal contribution less advertising and promotion for the Business for the 52-week period ended December 30, 1995, the 52-week period ended December 28, 1996, and the 13-week period ended March 29, 1997 and a statement (the "Initial Inventory Amount Statement") setting forth the Inventory Amount as of December 28, 1996 (the "Initial Inventory Amount"), and book value of the Inventory and Equipment as of December 28, 1996 in accordance with Seller's historical practices, in each case together with the notes thereto (such schedules, together with the Initial Inventory Amount Statement, being referred to herein as the "Financial Schedules"). The Financial Schedules have been derived from the accounting books and records of Seller and its affiliates used as a basis for the preparation of the consolidated financial statements of Philip Morris and present fairly in all material respects the net revenue, marginal contribution and marginal contribution less advertising and promotion for the Business on the basis described in the notes thereto for the respective periods covered thereby and the Initial Inventory Amount on the basis described in the notes thereto, in each case in accordance with United States generally accepted accounting principles, consistently applied, except as otherwise provided in Schedule 4(b) attached hereto or in the Financial Schedules (such accounting principles, together with the exceptions thereto, being referred to herein as the "Applicable Accounting Principles").

          C. Title to Assets. Seller has good and valid title to all the material assets included in the Assets, except those sold or otherwise disposed of since the date hereof in the ordinary course of business and except for Intellectual Property, Other Intellectual Property and

Proprietary Information (which are covered in Section 4(d) below), free and clear of all liens, security interests or encumbrances of any nature whatsoever, except (i) such as are disclosed on Schedule 4(c) attached hereto or the other Schedules attached hereto, (ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, liens for taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty and (iii) other imperfections of title, restrictions or encumbrances, if any, which imperfections of title, restrictions or encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the Assets to which they relate in the operation of the Business as currently conducted (collectively, the "Permitted Liens").

          D. Intellectual Property. Except as set forth on Schedule 4(d) attached hereto, Seller owns the Intellectual Property and owns or has the right to use, without payment to, or the consent of, any other party, all material Proprietary Information. To Seller's knowledge, except as indicated on Schedule 1(c)(iv)-2, Seller has filed or been assigned the trademark application and trademark registrations set forth on Schedule 1(c)(iv)-2, and Seller has not transferred any such trademark application or trademark registration to any unrelated third party. Except as set forth on Schedule 4(d), no material claims are pending in writing or, to the knowledge of Seller, threatened in writing against Seller by any Person with respect to the ownership or use of any of the Intellectual Property and, to the knowledge of Seller there are no grounds for the same. Except as set forth on Schedule 4(d), no material claims are pending in writing or, to the knowledge of Seller, threatened in writing against Seller by any Person with respect to the ownership or use of any of the Other Intellectual Property. Except as set forth in the footnotes on Schedule 1(c)(iv), to the knowledge of the Seller, the Intellectual Property is valid and enforceable. Except as set forth on Schedule 1(c)(iii) or on Schedule 4(d), to the knowledge of the Seller, there are no licenses, sublicenses or agreements pertaining to any of the Intellectual Property or Other Intellectual Property to which Seller is a party and which are currently in effect, other than any intercompany licenses which shall be terminated as of the Closing Date. Except as set forth on Schedule 4(d) or in the footnotes on Schedule 1(c)(iv), to the knowledge of Seller, Seller has taken all reasonable steps in accordance with customary industry standards to maintain the confidentiality of the material Proprietary Information and to maintain and protect the Intellectual Property. Except as set forth on Schedule 4(d) or Schedule 1(c)(iii), and except for the Excluded Assets, the Intellectual Property, Other Intellectual Property and Proprietary Information, together with Buyer's rights under Section 5(g), the Transition Services Agreement and the Transitional Co-Pack Agreement, include all of the material intellectual property assets that would enable the Buyer to conduct the Business in substantially the same manner as conducted prior to Closing.

          E. Contracts. Schedule 1(c)(iii) attached hereto includes the following types of written contracts relating exclusively to the Business:

               1. all covenants not to compete that materially impair the Business;

               2. all leases under which (A) Seller is lessee of, or holds or uses, any machinery, equipment, or other tangible personal property owned by a third party or (B) Seller is a lessor or sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by Seller, in each case which has future liability in excess of $50,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $50,000; and

               3. all other agreements, contracts and leases (other than purchase contracts and orders for inventory in the ordinary course of business, food service bids that have been accepted and trade deals and other liabilities covered by Section 8(m), (n), (o), (p) and (q)) (collectively, the "Other Agreements"), in each case not included in clauses (i) and (ii) above, to which Seller is a party or by or to which any of its assets is bound or subject, which has future liability in excess of $50,000 per annum and is not terminable by notice of not more than 60 calendar days for a cost of less than $50,000; provided, however, that the future liabilities for all Other Agreements not required to be listed pursuant to this clause (iii) shall not exceed $250,000 in the aggregate.

            The list of contracts constitutes all of the Contracts in effect on the date hereof, except for those which do not meet the applicable disclosure threshold. Seller has delivered true and correct copies of all of the listed Contracts to Buyer. Except as disclosed on Schedule 1(c)(iii) or Schedule 4(e), each Contract is a valid and binding obligation of Seller and, to the knowledge of Seller, is in full force and effect and is enforceable by Seller in accordance with its terms. Except as disclosed on Schedule 1(c)(iii) or Schedule 4(e), Seller has performed all material obligations required to be performed by it to date under the Contracts and is not, nor, to the knowledge of Seller, is any other party to any of the Contracts (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

          F. Litigation; Decrees. Schedule 4(f) attached hereto sets forth a list of all pending lawsuits or claims relating to the Business with respect to which Seller has received service of process or, to the knowledge of Seller, is threatened in writing and which (i) involve a claim against Seller of, or which involve an unspecified amount which could reasonably be expected to result in liability of, more than $100,000, (ii) seek any material injunctive relief which would affect Buyer's acquisition, ownership or operation of the Assets or (iii) directly relate to the transactions contemplated by this Agreement. Except as may be set forth on Schedule 4(f), there are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Seller which have or could have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Seller, threatened against Seller, which have or could have a material adverse effect on the ability of Seller to consummate the transactions contemplated hereby. To the knowledge of Seller, except as disclosed on Schedule 4(f), Seller, with respect to the Business, is not in default under any material judgment, order or decree of any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, applicable to the Business or the Assets.

          G. Absence of Changes or Events. Except as set forth on Schedule 4(g) attached hereto or the other Schedules hereto, since December 28, 1996, there has been no material adverse change in the Business taken as a whole, other than changes relating to United States or foreign economies in general or the Business's industry in general and not specifically relating to the Business, and other than changes that are the result of actions taken by

Buyer prior to the Closing Date that have an effect on the Business. Since December 28, 1996, Seller has operated the Business substantially in the ordinary course and has not, with respect to the Business, (i) mortgaged, pledged or subject to or permitted the imposition of any encumbrance upon any items of Intellectual Property or Other Intellectual Property, any material items of Equipment or any other material Assets, (ii) sold or otherwise disposed of any items of Intellectual Property or Other Intellectual Property, any material items of Equipment or any other material Assets, except for sales of Inventory in the ordinary course, (iii) disposed of or permitted to lapse any rights to the use of any Intellectual Property or Other Intellectual Property or
(iv) agreed to any of the foregoing.

          H. Compliance with Applicable Laws. Except as set forth on Schedule 4(h) attached hereto or the other Schedules hereto or as previously disclosed to Buyer in writing, to the knowledge of Seller, the Business is being conducted in compliance in all material respects with all material statutes, laws, ordinances, rules, orders and regulations of any governmental authority or instrumentality. Notwithstanding the disclosure in Schedule 4(h), to the knowledge of the Seller, the products, packaging and labels with respect to the Business are in all material respects in compliance with the Federal Food, Drug and Cosmetic Act, including the Nutrition Labeling and Education Act of 1990 and the regulations issued thereunder. Except as set forth on Schedule 4(h) or the other Schedules hereto or as previously disclosed to Buyer in writing, since December 31, 1995, Seller has not received any written communication from a governmental authority that alleges that the Business is not in compliance, in all material respects, with any material federal, state or local laws, rules and regulations.

          I. Taxes. All returns, reports and declarations of every nature required to be filed with respect to federal, state or foreign taxes by or on behalf of Seller (either separately or as part of a consolidated group) prior to the Closing Date with respect to the Business have been timely filed (taking into account any extensions) and such returns, reports and declarations as so filed are complete and accurate and disclose all taxes required to be paid for the periods covered thereby, except for any such failures to file and such errors which would not have a material adverse effect on the Business taken as a whole. All taxes relating to any period ending prior to the Closing Date and due and payable prior to the Closing

Date (taking into account any extensions) with respect to the Business shall be paid by Seller as of or prior to the Closing Date.

          J. Trade Deals and Promotions. Seller has not, with respect to the Business, offered, become bound by and/or is not a party to any trade deals, trade promotions or programs, trade refunds or cooperative programs or consumer promotions and programs (including, without limitation, coupon, premiums and rebate programs), with respect to the period from July 1, 1997 to December 31, 1997, whether oral or written, except for those items into which Seller has entered in the ordinary course of business substantially consistent with past practice and the historic relationship of such items to sales volume of the Products.

          K. Major Customers. Since December 31, 1996, to the knowledge of Seller, Seller has not received oral or written notice from any of the top ten customers of the Business (as measured by sales volume during the preceding fiscal year) expressing its current intention to terminate 25% or more of its purchases from the Business.

          L. Tangible Personal Property. To the knowledge of Seller, all items of tangible personal property material to the conduct of the Business are in normal condition and repair in all material respects (normal wear and tear excepted) and are adequate in all material respects for the uses to which they are being put in the ordinary course of the Business.

          M. Permits. To the knowledge of Seller, Seller possesses all licenses, permits and other governmental approvals necessary to enable it to carry on the Business as currently conducted, except where the lack of such license, permit or other approval would not materially adversely affect Seller's ability to conduct the Business or would not have a material adverse effect on the Business taken as a whole.

          N. Equipment. The Equipment includes all material equipment used in the Business to produce the Products, other than equipment included in the Excluded Assets.

          O. Ingredients. No ingredient, including, but not limited to, a flavor used in the recipes of the Business is owned or procurable exclusively through Seller and/or its affiliates.

          V. Covenants of Seller. Seller covenants and agrees as follows:

          A. Access. For the period from the date hereof through the Closing (the "Interim Period"), Seller shall grant to Buyer or cause to be granted to Buyer and its representatives, financing sources, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Seller relating to the transition of the Business to Buyer; provided, however, that such access does not unreasonably interfere with the normal operations of Seller or the Business; and provided further, that all requests for access shall be directed to William J. Eichar (Vice President, Mergers and Acquisitions of Seller), or such other person as Seller may designate from time to time. Notwithstanding anything to the contrary in this Section 5(a), during the Interim Period Buyer shall not contact or communicate with any customers, suppliers or distributors of the Business without Seller's prior written consent. Buyer shall indemnify and hold Seller and its affiliates, officers, shareholders, directors and employees harmless against any and all Losses suffered or incurred by Seller and any of its affiliates, officers, shareholders, directors and employees for personal injury or property damage arising out of or with respect to Buyer's or its representatives', agents', financing sources' or employees' exercise of Buyer's rights to reasonable access under this Section 5(a). Notwithstanding any provision in this Agreement to the contrary, Buyer's obligations under this
Section 5(a) shall survive the termination of this Agreement and the consummation of the transactions contemplated hereby.

          B. Ordinary Conduct. Except as permitted by the terms of this Agreement or as set forth in Schedule 5(b) attached hereto, during the Interim Period, Seller shall cause the Business to be conducted in the ordinary course and shall make all reasonable efforts consistent with past practices to preserve its relationships with customers and suppliers with whom Seller deals in connection with the Business. Except as provided in this Agreement or Schedule 5(b), during the Interim Period, Seller shall not do any of the following without the prior written consent of Buyer:

               1. make any material change in the conduct of the Business, except as specifically contemplated by this Agreement;

               2. sell, lease, license or otherwise dispose of, or agree to sell, lease, license or otherwise dispose of, any interest in any items of Intellectual Property or Other Intellectual Property, any material items of Equipment or any other Assets that are material, individually or in the aggregate, to the Business, except for sales of inventory in the ordinary course of business;

               3. permit, allow or subject any items of Intellectual Property or Other Intellectual Property or Proprietary Information, any material items of Equipment or any other material Assets or any part thereof to any material pledge, security interest, encumbrance or lien or suffer such to be imposed, except for Permitted Liens; or

               4. amend or terminate any Contracts, other than in the ordinary course of business or as necessary for the maintenance of property relating to the Business.

          C. Confidentiality. Seller agrees to use all reasonable efforts after the Closing Date to cause its directors, officers, employees, advisors and affiliates to keep the Information confidential for a period of five years from the Closing Date, except that any Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 5(c), and except that any Information may be used and disclosed (i) in connection with the performance by Seller of its obligations under the Ancillary Agreements, (ii) in connection with any Excluded Business,
(iii) as provided in Section 7(h) and (iv) in Mexico, in each case without violating the provisions of this Section 5(c). For purposes hereof, the term "Information" means all information exclusively concerning the Business, the Assets and the Assumed Liabilities, other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5(c), or is developed independently by Seller or its affiliates or is obtained from third parties.

          D. Covenant Not To Compete. Seller agrees that for a period of three years following the Closing Date, it shall not, either for itself or for any other Person controlled by it, engage in any enterprise engaged in, the business of manufacturing, marketing or selling maple-flavored syrups anywhere in the United States and Canada (the "Restricted Business"); provided that, notwithstanding the foregoing, Seller and its affiliates may (i) hereafter purchase, or otherwise become affiliated with or participate in, any enterprise engaged in the Restricted Business if less than 25% of the aggregate gross revenues of such enterprise for its most recently completed fiscal year were derived from the Restricted Business (and Seller and its affiliates may hereafter acquire a controlling interest in any enterprise that is engaged in the Restricted Business, even if more than 25% of the aggregate gross revenues of such enterprise for its most recently completed fiscal year were derived from the Restricted Business, so long as Seller shall use reasonable efforts to divest, as soon as reasonably practicable, a portion of its interest in such enterprise relating to the Restricted Business such that the 25% gross revenues test set forth above would not be exceeded after giving effect to such divestiture), (ii) engage in any Excluded Business currently conducted by Seller or manufacture, directly or through any co-packing arrangement, product for export to Mexico, (iii) continue to own and operate or hereafter own, operate, acquire or otherwise become affiliated with or participate in any wholesale or retail grocery business, any grocery distribution business or any foodservice distribution business which is not engaged in the manufacture of maple-flavored syrups, (iv) manufacture, market and sell products which contain syrups as an ingredient thereof, (v) engage in any joint marketing, promotion or in-store merchandizing program for any of Seller's or its affiliate's products and any products produced by or for any Person not bound by this Section 5(d), and (vi) perform their respective obligations under the Ancillary Agreements. For purposes hereof, the term "affiliate" means, with respect to any entity, any other entity controlling, controlled by or under common control with such entity.

          E. Board Approval. Seller shall present this Agreement, together with the Schedules and Exhibits attached hereto, to the board of directors of Philip Morris (or an appropriate committee thereof) for approval of the consummation of the transactions contemplated hereby on or prior to May 28, 1997. Seller's senior management shall recommend that such board (or appropriate committee thereof) authorize the consummation of the transactions contemplated hereby. If
(i) the board of directors of Phillip Morris shall fail to approve the transaction contemplated hereby, (ii) the Closing shall not occur solely as a result of such failure, and (iii) the Buyer shall be ready, willing and able to close, then Seller agrees to promptly reimburse Buyer for its reasonable fees and expenses (including reasonable attorneys' and accountants' fees) incurred in connection with the transaction, upon the written request of Buyer (which request shall include appropriate supporting documentation in connection therewith); provided, however, that in no event shall Seller have any obligation to reimburse Buyer for any such fees and expenses in excess of $500,000.

          F. Exclusivity. From the date of this Agreement until the earlier of
(i) the termination of this Agreement pursuant to Section 13 and (ii) the Closing Date, Seller shall not, and shall cause its subsidiaries, affiliates, representatives and any other Person acting on behalf of Seller not to, directly or indirectly, solicit, negotiate with respect to, actively facilitate or accept any offers for the purchase or sale of or otherwise transfer the Business or all or substantially all of the Assets or agree to do any of the foregoing, and Seller shall terminate any existing activities or discussions with any party other than Buyer and its representatives.

          G. License. Pursuant to a mutually-agreeable license agreement to be executed at Closing, Seller shall grant to Buyer, as of the Closing, a royalty-free, perpetual license to use in the Business any patents, trade secrets, know-how, processes and other technology used as of the Closing in the Business and that are not Proprietary Information, which license may be assigned in whole or in part in connection with a sale or transfer of all or any portion of the Business, without the consent of the Seller. Such license agreement will contain provisions relating to the protection of confidential information and other provisions customary in an agreement of this type.

          H. Accounts Receivable. Seller shall promptly forward or cause to be forwarded to Buyer any and all proceeds from accounts receivable relating to sales of the Business occurring after the Closing that are received by Seller or its affiliates after the Closing Date, except as provided in the Transition Services Agreement.

          I. Delivery of Financial Information. Seller shall, prior to the Closing, furnish or cause to be furnished to Buyer monthly statements of net revenue, marginal contribution and marginal contribution less advertising and promotion for the Business similar in form and content to those contained in the Financial Schedules and any other financial and operating data and other information readily available to Seller with respect to the Business as Buyer shall from time to time reasonably request. After the Closing, Seller agrees to provide Buyer with unaudited quarterly financial information for each fiscal quarter in 1996 not previously provided to Buyer for use in Buyer's Public Filings. Such information shall be similar in form and content to the corresponding financial information included in the Audited Financials.

          J. Right of First Refusal. Seller agrees to negotiate in good faith with Buyer with respect to the possible sale to Buyer of the "LOG CABIN" trademark registration and related Mexican trademark rights relating exclusively to the Mexican Business (the "Mexican IP"). Notwithstanding the foregoing, at least 60 days prior to effecting any sale, transfer or other disposition (a "Transfer") of the Mexican IP, Seller agrees to deliver written notice to Buyer describing in reasonable detail the terms of the proposed Transfer, including the form and amount of consideration, the identity of the prospective purchaser and the anticipated date of the consummation of the proposed Transfer (the "Seller Notice"). At any time more than 30 days prior to the anticipated date of consummation set forth in the Seller Notice, Buyer may notify Seller in writing of its desire to purchase the Mexican IP on terms no less favorable than those identified in the Seller Notice, and shall have the right for a period of 60 days thereafter to purchase the Mexican IP from Seller or its affiliates on such terms. If Buyer shall fail to purchase the Mexican IP during such 60-day period, Seller may thereafter Transfer the Mexican IP to the prospective purchaser set forth in the Seller Notice on terms no less favorable than those set forth in the Seller Notice. The rights of first refusal of Buyer under this
Section 5(j) shall not apply to any Transfer involving the sale or transfer to a third party, in one transaction or any related series of transactions, of all or substantially all of the Latin American food business of Seller or its affiliates (regardless of the form of the transaction or transactions), and shall in any event terminate upon the tenth anniversary of the Closing Date.

          VI. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

          A. Authority; No Conflicts. 1. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer, and the Ancillary Agreements to be executed and delivered by Buyer shall be duly and validly executed and delivered by Buyer. This Agreement and the Ancillary Agreements constitute, or will constitute, as the case may be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

               2. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements do not, and the consummation by Buyer of the transactions contemplated hereby and thereby and compliance by Buyer with the terms hereof and thereof will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Buyer under, or require any consent, authorization or approval under any provision of (A) the certificate of incorporation or bylaws of Buyer, (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer is a party or by which any of its properties or assets are bound, or (C) any material judgment, order or decree, or any material statute, law, rule or regulation applicable to Buyer or its property or assets, other than any such consent, authorization or approval required under the HSR Act.

          B. Actions and Proceedings, etc. There are no (i) outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against Buyer which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or (ii) actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Buyer, threatened against Buyer, which have or could have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

          C. Availability of Funds. Buyer has cash available, or irrevocable debt and equity financing commitments (true and correct copies of which have been delivered to Seller), to enable it to consummate the transactions contemplated by this Agreement. Buyer has no reason to believe that the financing will not be completed.

          VII. Covenants of Buyer. Buyer covenants as follows:

          A. Confidentiality. 1. Buyer acknowledges that all information provided to any of it and its affiliates, agents and representatives by Seller and its affiliates, agents and representatives is subject to the terms of a confidentiality agreement between or on behalf of Seller and Buyer or one or more of its affiliates or other beneficial owners (the "Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference. Notwithstanding the terms of such agreement, Buyer may use information subject to the Confidential Agreement as reasonably required by Buyer to obtain private or public financing, including the use of such information in any related offering memorandum or similar marketing materials, provided, that Seller shall have the opportunity to review any such materials prior to their use. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate; provided, however, that Buyer acknowledges that the Confidentiality Agreement shall terminate only with respect to information provided to any of Buyer and its affiliates, agents or representatives that relates solely to the Business, the Assets and the Assumed Liabilities; and provided further, however, that Buyer acknowledges that any and all information provided or made available to any of it and its affiliates, agents and representatives by or on behalf of Seller (other than information relating solely to the Business, the Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

               2. Buyer agrees that, after the Closing Date, Buyer shall, and shall use all reasonable efforts to cause its directors, officers, employees, advisors and affiliates to, keep the Seller Information confidential following the Closing Date, except that any such Seller Information required by law or legal or administrative process to be disclosed may be disclosed without violating the provisions of this Section 7(a)(ii). For purposes of this Agreement, the term "Seller

Information" shall mean all information concerning Seller, other than information that relates exclusively to the Business, the Assets and the Assumed Liabilities and other than any such information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7(a)(ii).

          B. No Additional Representations. Buyer acknowledges that neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Assets, the Assumed Liabilities or the Business, except as expressly set forth in this Agreement or the Schedules hereto, and Buyer further agrees that neither Seller nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer's use of, any such information, including the Information Memorandum prepared by Credit Suisse First Boston Corporation, dated April 1997 (the "Offering Memorandum"), and any information, document or material made available to Buyer in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Seller makes no representation or warranty with respect to the Assets, express or implied, beyond those expressly made in Section 4, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets, and it is understood that, except for the express representations and warranties of Seller contained in Section 4, Buyer takes the Assets on an "as is" and "where is" basis.

          C. Notification. Prior to the Closing, Buyer shall promptly notify Seller if Buyer obtains knowledge that any representation or warranty of Seller in this Agreement or the Schedules hereto is not true and correct in all material respects, or if Buyer obtains knowledge of any material errors in, or omissions from, the Schedules to this Agreement (and in any event shall notify Seller no later than one week prior to Closing with respect to any knowledge of Buyer obtained by Buyer at or prior to such time). Notwithstanding the foregoing, Buyer will have no monetary liability to Seller for failure to provide such notice.

          D. Customer and Supplier Notification; UPC Codes. Promptly following the Closing, Buyer shall (i) notify all customers and suppliers of the Business in writing of the consummation of the transactions contemplated hereby and request that all such customers and suppliers change their respective billing and invoicing codes as appropriate to reflect the change in ownership of the Business and (ii) change all Uniform Product Codes relating to the Products.

          E. Litigation. With respect to all litigation matters, including any disclosed on Schedule 4(f) attached hereto, that constitute Excluded Liabilities, Buyer will cooperate with Seller in its efforts to conduct or resolve such litigation, including by making available to Seller such documents and witnesses as may be deemed necessary or useful therefor in Seller's sole but reasonable discretion. Seller shall reimburse Buyer for all material out-of-pocket expenses reasonably incurred by Buyer in connection therewith.

          F. Company Stores. Buyer agrees to supply, for a period of two years after the Closing Date, the Products listed on Schedule 7(f) attached hereto to the company stores located at facilities of Seller and its affiliates on the terms set forth on Schedule 7(f).

          G. Reservation of Rights. Notwithstanding anything to the contrary contained herein or in any other agreement to be entered into in connection herewith, Buyer hereby acknowledges and agrees that Seller and its affiliates hereby retain a nonexclusive, perpetual, irrevocable, worldwide, royalty-free right and license to use the Proprietary Information included in the Assets (other than the recipes and formulations used exclusively in the Business) in connection with (i) any Excluded Business currently conducted by Seller and (ii) subject to the provisions of Section 5(d), the manufacture, packaging, distribution, marketing and sale of syrup and syrup products as part of any food service distribution business. Seller and its affiliates may assign, transfer or grant sublicenses to all or any portion of the rights retained pursuant to this
Section 7(g). Buyer hereby covenants not to sue, or take any action, legal or otherwise, against Seller or its affiliates or any of their respective stockholders, directors, officers, employees, agents, assignees, sublicensees and transferees for exercising any of the rights retained pursuant to this
Section 7(g). This reservation of rights shall be included in any subsequent documentation executed by the parties for recordation or perfection purposes.

          H. Accounts Receivable. Buyer shall promptly forward or cause to be forwarded to Seller any and all proceeds from accounts receivable relating to pre-Closing sales of the Business that are received by Buyer or its affiliates after the Closing Date.

          VIII. Mutual Covenants. Seller and Buyer covenant and agree as follows:

          A. Consents. 1. Buyer acknowledges that certain consents to the transactions contemplated by this Agreement may be required from parties to the Contracts and such consents have not been obtained. Buyer agrees Seller and its affiliates shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any Contract as a result thereof. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of (A) the failure to obtain any such consent or as a result of any such default, acceleration or termination or
(B) any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination. At Buyer's written request prior to the Closing, Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer's obtaining any such consents; provided, however, that such cooperation shall not include any requirement of Seller to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person.

               2. Buyer acknowledges that the contracts and arrangements that are listed or described on Schedule 1(c)(iii) attached hereto under the heading "Shared Contracts" shall not constitute Assets and shall not be assigned by Seller to Buyer (such contracts and arrangements being referred to herein as the "Shared Contracts"). All liabilities under the Shared Contracts shall constitute Excluded Liabilities. With respect to any Shared Contract, at Buyer's written request prior to the Closing, Seller shall cooperate with Buyer in any reasonable manner in connection with Buyer's efforts to obtain the agreement of the other party or parties to any such Shared Contract to enter into a separate agreement with Buyer with respect to the matters covered by such Shared Contract as they relate to the Business; provided, however, that such cooperation shall not include any requirement of Seller or any of its affiliates to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Person. Buyer agrees that Seller and its affiliates shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any such separate agreement. Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition of Buyer shall be deemed not satisfied, as a result of the failure to obtain any such separate agreement or as a result of any facts relating to the Shared Contracts.

          B. Cooperation. Except as provided in the Transition Services Agreement, Buyer and Seller shall cooperate with each other and shall cause their respective officers, employees, agents and representatives to cooperate with each other for a period of 60 days after the Closing or, in the case of Assets to be used by Seller under the Transitional Co-Pack Agreement, within the period provided in such agreement, to provide for an orderly transition of the Assets and the Assumed Liabilities to Buyer and to minimize the disruption to the respective businesses of the parties hereto resulting from the transactions contemplated hereby. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8(b), except as provided in the Transition Services Agreement. No party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its business.

          C. Publicity. Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (i) as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, and (ii) that Seller may make such an announcement to its employees. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare joint press releases to be issued on May 8, 1997 and on the Closing Date.

          D. Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 8(a)), each party will use its best efforts to cause the Closing to occur; provided, however, that Buyer shall not be required to hold separate or divest any material products or assets to obtain the agreement of any governmental agency or authority not to seek an injunction against or otherwise oppose the transactions contemplated hereby, or to have vacated or terminated any such injunction or opposition.

          E. HSR Act Compliance. Buyer and Seller shall each file or cause to be filed with the Federal Trade Commission ("FTC") and the United States Department of Justice ("DOJ") any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby, and Buyer and Seller shall bear the costs and expenses of their respective filings; provided that Buyer shall pay the filing fee in connection therewith. Buyer and Seller shall use their respective best efforts to make such filings promptly (and in any event by May 9, 1997) following the date hereof, to arrange a meeting or other presentation with the appropriate agency with regard to such filings, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Such filings and any additional information required to be furnished shall be in substantial compliance with the requirements of the HSR Act. Buyer and Seller shall keep each other fully apprised of any communications with, and inquiries or requests for additional information from, the FTC and the DOJ and any other governmental authorities, and shall comply promptly with any such inquiry or request. In addition, Buyer and Seller shall give each other notice in advance of any meetings (including telephonic meetings) with the FTC or the DOJ or any other governmental authorities and shall permit the other party to participate therein.

            F. Sales and Transfer Taxes. Buyer and Seller shall each pay one half of all sales, use, excise, value-added, business, goods and services, transfer, stamp, recording, documentary, registration, conveyancing or similar taxes, duties or expenses that may be imposed as a result of the sale and transfer of the Assets (including any taxes, filing fees or expenses payable in connection with the sale and transfer of the Intellectual Property and the Other Intellectual Property, and any stamp, duty or other tax chargeable in respect of any instrument transferring assets, together with any and all penalties, interest and additions to tax with respect thereto, and Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws. Buyer and Seller shall also cooperate in providing each other with appropriate resale exemption certifications and other similar tax and fee documentation.

            G. Promotional Materials and Customer Information; Records. 1. On or as soon as reasonably practicable following the Closing Date, Seller shall use best efforts to deliver or cause to be delivered to Buyer all existing print materials (excluding any letterhead, stationery or business cards bearing the words "KRAFT", "KRAFT FOODS" or "KRAFT GENERAL FOODS"), promotional materials, point of sale materials and advertising copy used by Seller exclusively in connection with the Business (collectively, the "Promotional Materials"), and all existing customer and vendor lists and price lists to the extent relating exclusively to the Business (collectively, the "Customer Information"), in each case to the extent that such Promotional Materials and Customer Information are in the possession of Seller and not then in the possession of Buyer (it being understood, however, that any failure of Seller to deliver or cause to be delivered any of the foregoing shall not constitute a breach of any provision of this Agreement except to the extent that such failure shall be knowing or willful). After the Closing, Seller shall have the continuing obligation to deliver or cause to be delivered to Buyer items in the possession of Seller that are identified by Seller or Buyer after the Closing as constituting Promotional Materials or Customer Information and Seller shall deliver or cause to be delivered to Buyer such items as soon as reasonably practicable after such identification to the extent such items are not then in possession of Buyer.

Notwithstanding the foregoing, Buyer acknowledges that (A) Seller shall have the right to use any existing print materials, promotional materials, point of sale materials and advertising copy used by Seller on or prior to the Closing Date in connection with the Business, to the extent such print materials, promotional materials, point of sale materials and advertising copy do not relate exclusively to the Business ("Kraft Materials"), until such time, which in no event shall be more than one year after the Closing Date, as Seller shall generate Kraft Materials that do not refer or relate to the Business; and (B) certain books and records and other materials in the possession of Seller may contain incidental information relating to the Assets, the Assumed Liabilities and the Business or may relate to other subsidiaries or divisions of Seller, and that Seller may retain such books and records and other materials, except that Seller shall use reasonable efforts to provide or cause to be provided to Buyer copies (which may be redacted) of the portions of such books, records and other materials that contain Promotional Materials or Customer Information, and Buyer further acknowledges that Seller shall have no obligation to deliver to Buyer (or provide Buyer with access to or copies of) any legal files or other documents covered by an evidentiary privilege exercisable by Seller or any of its affiliates, unless such legal files or documents relate exclusively to an Assumed Liability.

                  2. Buyer shall be permitted, for a period of one year following the Closing Date, to use in commerce or publicly display the Promotional Materials that bear the words "KRAFT", "KRAFT FOODS" or "KRAFT GENERAL FOODS". From and after such date, Buyer shall not use in commerce (or otherwise) or publicly display any such Promotional Materials.

                  3. Seller may maintain copies of any books and records and other financial data (collectively, the "Records") that are included in the Assets and that are delivered to Buyer hereunder and Seller may prepare a comprehensive index and file plan of such Records (the "File Plan"). Buyer agrees to retain and maintain such Records in a manner consistent with the File Plan for a period of not less than ten years from the Closing Date (plus any additional time during which a party has been advised that (A) there is an ongoing tax audit with respect to periods prior to the Closing Date, or (B) such period is otherwise open to assessment). During such period, Buyer agrees to give Seller and its representatives reasonable cooperation, access (including copies) and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the Records delivered to Buyer hereunder, and Seller agrees to give Buyer and its representatives reasonable cooperation, access and staff assistance, as needed, during normal business hours and upon reasonable notice, with respect to the books and records and other financial data relating to the Business and retained by Seller, in each case as may be necessary for general business purposes, including the preparation of tax returns and financial statements and the management and handling of tax audits; provided that such cooperation, access and assistance does not unreasonably disrupt the normal operations of Buyer or Seller. Buyer shall not destroy or otherwise dispose of the Records for the period set forth in the immediately preceding sentence without the written consent of Seller.

          H. Use of Trademarks. Buyer shall be permitted, for a period of one year following the Closing Date, to use exclusively on and in connection with the manufacture, packaging, distribution, marketing and sale of the Products, the existing packaging materials included in the Inventory that bear the words "KRAFT", "KRAFT FOODS" or "KRAFT GENERAL FOODS" or any of the trademarks listed in Section 1(d)(vii). From and after such date, Buyer shall not use any such packaging materials for any purpose and shall destroy such packaging materials upon Seller's request.

          I. Transitional Co-Pack Agreement. At the Closing, Buyer and Seller shall negotiate, execute and deliver a Transitional Co-Pack Agreement which shall include the terms attached hereto as Exhibit A and such other terms as the parties shall mutually agree upon (the "Transitional Co-Pack Agreement"), which Buyer and Seller shall, as soon as practicable following the date hereof, negotiate in good faith.

          J. Excluded Business Co-Pack Agreement. At the Closing, Buyer and Seller shall negotiate, execute and deliver an Excluded Business Co-Pack Agreement which shall include the terms attached hereto as Exhibit B and such other terms as the parties shall mutually agree upon (the "Excluded Business Co-Pack Agreement"), which Buyer and Seller shall, as soon as practicable following the date hereof, negotiate in good faith.

          K. Transition Services Agreement. At the Closing, Buyer and Seller shall execute and deliver the form of Transition Services Agreement attached hereto as Exhibit C (the "Transition Services Agreement"). Promptly following the execution of this Agreement, representatives of Buyer and Seller shall meet to develop a transition plan which will identify services, service periods and service charges to be provided pursuant to the Transition Service Agreement and which will, to the extent practicable, be completed prior to the Closing.

          L. Employees. No employees of Seller shall be transferred to Buyer pursuant to the transactions contemplated by this Agreement.

          M. Off-Invoice Trade Promotions. Following the Closing Date, except as otherwise provided in the following sentence, all deductions taken or made against Buyer's accounts receivable or against Buyer's invoices in connection with any off-invoice trade promotion or trade allowance programs relating to the Business (collectively, "Off-Invoice Trade Promotions") shall be for the account of Buyer, and, except as otherwise provided in the following sentence, Seller shall have no obligation to reimburse Buyer for any such deductions, and, except as otherwise provided in the following sentence, all deductions taken or made against Seller's accounts receivable or against Seller's invoices in connection with any Off-Invoice Trade Promotions shall be for the account of Seller, and, except as otherwise provided in the following sentence, Buyer shall have no obligation to reimburse Seller for any such deductions. Notwithstanding the foregoing, if any customer of Seller deducts from Seller's accounts receivable or against Seller's invoices any amount on account of Off-Invoice Trade Promotions that relate to sales of the Business on or after the Closing Date, Buyer shall promptly reimburse Seller for such amounts upon request (which request shall be accompanied by reasonable supporting documentation in connection therewith), and if any customer of Buyer deducts from Buyer's accounts receivable or against Buyer's invoices any amount on account of Off-Invoice Trade Promotions that relate to sales of the Business for periods prior to the Closing Date, Seller shall promptly reimburse Buyer for such amounts upon request (which request shall be accompanied by reasonable supporting documentation in connection therewith). This Section 8(m) does not relate to Variable (Post-Paid) Promotions, such Promotions being the subject of
Section 8(n).

          N. Variable (Post-Paid) Promotions. 1. The aggregate amount of all variable (post-paid) trade promotion and trade allowance programs (including in-ad coupons) relating to the Business (collectively, "Variable (Post-Paid) Promotions") shall be allocated between Buyer and Seller as follows: (A) all Variable (Post-Paid) Promotions relating to periods ending prior to the Closing Date shall be for the account of Seller; (B) all Variable (Post-Paid) Promotions authorized by Seller that relate to periods that begin prior to the Closing Date and end after the Closing Date shall be paid by Seller and shall then be allocated between Buyer and Seller based upon their respective volume of sales of the Products into the retail channel during the period that each such Variable (Post-Paid) Promotion is in effect (such Variable (Post-Paid) Promotions being referred to herein as "Straddle Promotions," the date on which each such Straddle Promotion begins being referred to herein as the "Initial Straddle Date" for such Straddle Promotion, and the date on which each such Straddle Promotion ends being referred to herein as the "Final Straddle Date" for such Straddle Promotion); and (C) all Variable (Post-Paid) Promotions relating to periods beginning on or subsequent to the Closing Date shall be for the account of Buyer. As soon as reasonably practicable following the Closing, Seller shall deliver to Buyer a list (including deal numbers and scheduled dates) of all Variable (Post-Paid) Promotions relating to periods beginning on or after January 1, 1997 and ending prior to the Closing Date and all Straddle Promotions.

               2. Promptly following the close of Seller's books for the month which includes the last to end of the Straddle Promotions, Seller shall deliver to Buyer a statement (certified by a financial officer of Seller) setting forth the aggregate amount of retail sales of Products by Seller beginning on the Initial Straddle Date for such Straddle Promotion and ending on the day immediately prior to the Closing Date (such retail sales for each such Straddle Promotion being referred to herein as "Seller's Straddle Sales"), and Buyer shall deliver to Seller a statement (certified by a financial officer of Buyer) setting forth the aggregate amount of retail sales of Products by Buyer and its affiliates beginning on the Closing Date and ending on the Final Straddle Date for such Straddle Promotion (such retail sales for each such Straddle Promotion being referred to herein as "Buyer's Straddle Sales"). As soon as reasonably practicable following the end of each fiscal quarter of Seller following the Closing Date, Seller shall deliver to Buyer a statement (which statement shall be certified by a financial officer of Seller) setting forth (A) all amounts deducted from Seller accounts receivable or against Seller invoices or invoiced to Seller by customers on account of each Straddle Promotion (such amounts being referred to herein as "Straddle Deductions") and (B) Buyer's Variable Share of each such Straddle Deduction set forth in Seller's statement. For purposes of this Agreement, Buyer's "Variable Share" of each Straddle Deduction shall be equal to the amount determined by multiplying the amount of each such Straddle Deduction by a fraction, the numerator of which is Buyer's Straddle Sales with respect to the Straddle Promotion relating to such Straddle Deduction and the denominator of which is the sum of Buyer's Straddle Sales and Seller's Straddle Sales with respect to the Straddle Promotion relating to such Straddle Deduction. Promptly following receipt of Seller's statement, Buyer shall deliver to Seller by wire transfer of immediately available funds an aggregate amount equal to Buyer's Variable Share of each such Straddle Deduction.

               3. Following the Closing, Seller shall pay to Buyer, promptly upon request (which request shall be accompanied by reasonable supporting documentation in connection therewith), any amounts deducted from Buyer's accounts receivable or against Buyer's invoices or invoiced to Buyer by customers on account of any Variable (Post-Paid) Promotions relating to periods ending prior to the Closing Date, and Buyer shall pay to Seller promptly upon request (which request shall be accompanied by reasonable supporting documentation in connection therewith), any amounts deducted from Seller's accounts receivable or against Seller's invoices or invoiced to Seller by customers on account of any Variable (Post-Paid) Promotions relating to periods beginning on or subsequent to the Closing Date.

          O. Fixed Trade Promotions. 1. The aggregate amount of the liabilities for all fixed trade promotion and trade allowance programs relating to the Business (collectively, "Fixed Trade Promotions") shall be allocated between Buyer and Seller as follows: (A) all liabilities for merchandising activities relating to Fixed Trade Promotions that take place during periods ending prior to the beginning of the fiscal half of Seller which includes the Closing Date (the fiscal half including the Closing Date hereinafter referred to as the "Fiscal Half") shall be for the account of Seller; (B) all liabilities for merchandising activities relating to Fixed Trade Promotions that take place during the Fiscal Half shall be allocated between Buyer and Seller based upon their respective sales of the Products during the Fiscal Half as provided below in this Section 8(o); and (C) all liabilities for merchandising activities relating to Fixed Trade Promotions that take place during periods subsequent to the end of the Fiscal Half shall be for the account of Buyer. As soon as reasonably practicable following the Closing, Seller shall deliver to Buyer a schedule (the "Fixed Trade Schedule") setting forth the aggregate amount of all Fixed Trade Promotions authorized by Seller for the Fiscal Half and for the fiscal half of Seller immediately following the Fiscal Half. Buyer shall pay Seller one-sixth of the amount due under (B) and (C) above with respect to such aggregate amount of all Fixed Trade Promotions on the last day of each month for each month beginning in the month in which the Closing occurs and ending on the sixth month thereafter.

               2. As soon as reasonably practicable (and in any event within 30 days) following the end of the Fiscal Half, Seller shall deliver to Buyer a statement (certified by a financial officer of Seller) setting forth the aggregate amount of all sales of the Products by Seller into the retail channel during the period beginning on the first day of the Fiscal Half and ending on the day immediately prior to the Closing Date ("Seller's Fixed Trade Sales"), and Buyer shall deliver to Seller a statement (certified by a financial officer of Buyer) setting forth the aggregate amount of all sales of the Products by Buyer and its affiliates into the retail channel during the period beginning on the Closing Date and ending on the last day of the Fiscal Half ("Buyer's Fixed Trade Sales"). Promptly following receipt of the statement setting forth Seller's Fixed Trade Sales, Buyer shall pay to Seller an amount equal to the amount determined by multiplying (A) the aggregate amount of all Fixed Trade Promotions authorized by Seller but not paid by Buyer and in effect with respect to the Fiscal Half (as set forth on the Fixed Trade Schedule) by (B) a fraction, the numerator of which is the aggregate amount of Buyer's Fixed Trade Sales during the Fiscal Half and the denominator of which is the aggregate amount of Buyer's Fixed Trade Sales and Seller's Fixed Trade Sales during the Fiscal Half, reduced by the payments made by Buyer to Seller under clause (i) above. Seller shall promptly reimburse Buyer for any amounts paid directly by Buyer with respect to any Fixed Trade Promotions set forth on the Fixed

Trade Schedule upon provision by Buyer of reasonable documentation in support of such payment, and shall pay to Buyer the amount, if any, by which the amount of the payments made by Buyer to Seller under clause (i) above exceed the amount to be paid by Buyer pursuant to the preceding sentence (without giving effect to the payment under clause (i) above).

          P. Customer Deductions. 1. Following the Closing, but subject to
Section 8(m), (n), (o) and (q), Buyer shall reimburse Seller for all deductions taken or made by customers or other third parties against any accounts receivable or invoices of Seller and its affiliates or otherwise charged to the account of Seller or its affiliates to the extent relating to the Business after the Closing, including any of the foregoing, which arise out of any trade promotion or trade allowance programs or consumer promotion programs of the type described in Sections 8(m), (n), (o) and (q) (including coupons and free-standing inserts) relating to the Business.

               2. Each party shall comply with the following procedures in dealing with such deductions and other charges to the account of Seller or its affiliates for which Seller seeks reimbursement from Buyer:

                    a. Seller shall give written notice (the "Deduction Notice") to Buyer of any such deductions and other charges to the account of Seller or its affiliates within 90 days following Seller's (or its applicable affiliate's) receipt and identification thereof; provided that the failure to give such notice within 90 days shall not affect Seller's rights hereunder, except to the extent that Buyer is actually prejudiced thereby; and

                    b. Within ten (10) business days following delivery of a Deduction Notice, Buyer shall tender to Seller a check or wire transfer in the aggregate amount of such deductions or other charges to the account of Seller or its affiliates that are set forth therein. Late payments of any such amounts shall bear interest at the Applicable Rate.

               3. Nothing in this Section 8(p) shall restrict Buyer from contesting any deductions or charges that a customer or third party has taken or made; provided that Buyer reimburses Seller for the deductions or charges so made or taken and seeks to recover the alleged wrongful deductions or charges directly from the customer or third party.

          Q. Coupons. Coupons relating to the Business (collectively, "Coupons") that are presented to clearinghouses by retailers within 45 days following the Closing Date shall be for the account of Seller and Coupons that are presented to clearinghouses by retailers more than 45 days after the Closing Date shall be for the account of Buyer. Promptly following the Closing, Buyer and Seller shall jointly notify CMS, Inc. ("CMS") in writing of the consummation of the transactions contemplated hereby and shall request that CMS deliver to Buyer all invoices for Coupons that are presented to CMS more than 45 days after the Closing Date. Buyer shall pay all such invoices in accordance with the terms thereof. Seller shall promptly upon written notice of Buyer reimburse Buyer for all Coupons that are charged to the account of Buyer that are for the account of Seller pursuant to this Section 8(q) (which request shall be accompanied by reasonable supporting documentation in connection therewith), and Buyer shall promptly upon the written request of Seller reimburse Seller for all Coupons that are charged to the account of Seller that are for the account of Buyer pursuant to this Section 8(q) (which request shall be accompanied by reasonable supporting documentation in connection therewith).

            R. Audited Financials. Seller shall use commercially reasonable efforts to prepare and deliver, as promptly as reasonably practicable but in any event on or prior to the Closing Date, Statements of Operations of the Business on a fully allocated basis through and including net income (each, a "Statement of Operations") for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 and for the three month period ended March 31, 1997, and a Statement of Assets as of December 28, 1996, in each case prepared from the books and records of Seller relating to the Business in accordance with generally accepted accounting principles, together with a report thereon prepared and certified by Coopers & Lybrand LLP ("C&L") and appropriate C&L consents and comfort letters, when required, with respect to each such statement other than the Statement of Operations for the three month period March 31, 1997 (such statements, collectively, the "Audited Financials"), at Buyer's sole cost and expense, so that the Audited Financials can be used in Rule 144A offering memoranda and registration statements filed under the Securities Act of 1933, as amended, and reports under the Securities Exchange Act of 1934, as amended (the "Public Filings") issued or filed by Buyer. Seller shall also cooperate in a commercially reasonable manner with Buyer so Buyer can obtain information sufficient for Buyer to comply with the requirements for the Management's Discussion and Analysis portion of the Public Filings. The foregoing cooperation of Seller shall include (i) compiling the requisite financial information, including supplying financial information for purposes of comfort letters to be issued in connection with Public Filings, (ii) granting Buyer or C&L full and complete access to the books and records of Seller with respect to the Business and any relevant books and records of affiliated entities and to personnel knowledgeable about such books and records, in each case, to the extent reasonably required by C&L, (iii) using commercially reasonable efforts to cause C&L to give full and complete access to Buyer to its work papers and any other supporting information relating to the Audited Financials, and (iv) signing customary management representation letters relating to the Audited Financials and any comfort letters. In the event Buyer requires audited and unaudited financial information for additional periods subsequent to March 31, 1997 and prior to Closing in connection with financings necessary to consummate the Closing, Seller shall use commercially reasonable efforts of the type described above to furnish such financials and cause C&L, at Buyer's sole cost and expense, to prepare a report and certification thereon.

            IX. Further Assurances. From time to time, as and when requested by any party hereto, the other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the limitations set forth in Section 8(a) and Section 8(b)), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

            X. Indemnification.

            A. Indemnification by Seller. From and after the Closing, Seller shall indemnify Buyer, its affiliates and each of their respective officers, directors, employees and agents and hold them harmless from any loss, liability, damage or expense (including reasonable legal fees and expenses) ("Losses") suffered or incurred by any such indemnified party to the extent arising from
(i) any breach of any representation or warranty of Seller contained in this Agreement or the other agreements contemplated hereby which survives the Closing, (ii) any breach of any covenant of Seller contained in this Agreement or the other agreements contemplated hereby requiring performance after the Closing Date and (iii) any of the Excluded Liabilities; provided, however, that Seller shall not have any liability under clause (i) above unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $1,000,000 and then only to the extent of any such excess; provided further, however, that Seller shall not have any liability under clause (i) above for any breach of a representation or warranty contained in this Agreement or the other agreements contemplated hereby if Seller can demonstrate that Buyer had actual knowledge of such breach at the time of Closing and failed to notify Seller of such breach in accordance with Section 7(c), and no Losses related thereto shall be aggregated for purposes of the first proviso to this Section 10(a); and provided further, however, that Seller's aggregate liability under this Section 10(a) shall in no event exceed 25% of the Final Purchase Price.

            B. Exclusive Remedy. Except as otherwise expressly provided in Sections 22 and 27, Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 10; provided, however, that Buyer shall not be precluded from seeking injunctive relief. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than tort claims of, or causes of action arising from, fraudulent misrepresentation) it may have against Seller relating to the subject matter of this Agreement and the other agreements contemplated hereby arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise. Buyer further acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in this Agreement, there are no representations or warranties of Seller or its representatives or any other Person either express or implied with respect to the Business, the Assets or the Assumed Liabilities and it shall have no claim or right to indemnification with respect to any information, documents or materials furnished by Seller or its representatives or any other Person or any of their officers, directors, employees, agents or advisors, including the Offering Memorandum, the Supplemental Information Package and any information, documents or material made available to Buyer in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification under
Section 10(a) with respect to any Loss or alleged Loss if (A) Buyer shall have requested a reduction in the Inventory Amount reflected on the Closing Statement on account of any matter forming the basis for such Loss or alleged Loss and shall have agreed, or the Accounting Firm shall have determined, that no such reduction is appropriate or (B) any matter forming the basis for such Loss or alleged Loss could have been asserted as a reduction in the Inventory Amount reflected on the Closing Statement pursuant to the provisions of Section 2(b) and Buyer failed on a timely basis to assert the same.

            C. Indemnification by Buyer. From and after the Closing, Buyer shall indemnify Seller and its affiliates and each of their respective officers, directors, employees and agents against and hold them harmless from any Losses suffered or incurred by any such indemnified party to the extent arising from
(i) any breach of any representation or warranty of Buyer contained in this Agreement or the other agreements contemplated hereby which survives the Closing, (ii) any breach of any covenant of Buyer contained in this Agreement or the other agreements contemplated hereby requiring performance after the Closing Date, (iii) any failure of Buyer to pay, discharge or perform any of the Assumed Liabilities, (iv) any guarantee or obligation to assure performance given or made by Seller or any of its affiliates with respect to any of the Assumed Liabilities, (v) any obligation, liability, commitment, action, suit, claim or other proceeding which arises directly or indirectly out of the operation of the Business or use of the Assets after the Closing or the manufacture, distribution, marketing or sale of the Products at any time after the Closing and (vi) subject to Buyer's rights under Section 10(a), any liability, action, suit, claim or other proceeding which arises directly or indirectly in connection with Buyer's financing or refinancing of the Initial Purchase Price or Final Purchase Price, including as a result of the use of the Audited Financials by Buyer in any Public Filing or otherwise.

            D. Losses Net of Insurance. The amount of any and all Losses under this Section 10 shall be determined net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Losses, less the reasonably anticipated present value of any increase in insurance premiums to be incurred by the indemnified party on account thereof, as determined in good faith by such indemnified party. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. Any indemnity payment under this Agreement shall be treated as an adjustment to the Final Purchase Price for tax purposes.

            E. Termination of Indemnification. The obligations to indemnify and hold harmless a Person pursuant to Sections 10(a)(i) and 10(c)(i) shall terminate when the applicable representation or warranty terminates pursuant to
Section 14; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the indemnifying party. The obligation to indemnify and hold harmless any Person pursuant to the other clauses of Sections 10(a) and 10(c) shall not terminate.

            F. Procedures Relating to Indemnification. 1. In order for a Person (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such indemnified party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

               2. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the indemnifying party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in the provisos to
Section 10(a). Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood, however, that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld).

          XI. Assignment. Except as set forth below, this Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger or sale of stock, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party and any purported assignment without such consent shall be void and without effect; provided, however, that without the consent of Seller, Buyer may assign its rights hereunder (i) to one or more wholly-owned subsidiaries of Buyer upon written notice of such assignment to Seller (ii) to Buyer's secured lenders as collateral to secure indebtedness of Buyer, or (iii) in connection with the sale of all or substantially all of the assets of the Business to any unaffiliated third party (regardless of the form of transaction) (it being understood, however, that no such assignment shall limit or otherwise affect Buyer's obligations hereunder).

          XII. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied (including Section 10) shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

          XIII. Termination; Break-Up Fees.

          A. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

               1. by the mutual written consent of Seller and Buyer;

               2. by Buyer if any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment, and shall not have been waived by Buyer;

               3. by Seller if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment, and shall not have been waived by Seller;

               4. by Seller if the Closing does not occur on or prior to August 31, 1997; or

               5. by Buyer if the Closing does not occur on or prior to August 31, 1997, unless the Closing shall not have occurred as a result of the failure of satisfaction of the conditions set forth in Section 3(a)(iii) or (iv), in which case the Buyer shall not be permitted to terminate under this clause (v) until December 31, 1997;

provided, however, that the party seeking termination pursuant to clause (ii),
(iii), (iv) or (v) above is not in material breach of its representations, warranties, covenants or agreements contained in this Agreement.

          B. Notwithstanding any other provisions of this Agreement to the contrary, if, as of the scheduled Closing Date, all of the conditions set forth in

Section 3(a) shall have been satisfied (or shall be capable of performance) and the Closing shall have failed to occur primarily as a result of the Buyer's inability to secure the financing required to consummate the transactions contemplated hereunder (a "Financing Breach"), (i) Buyer shall promptly pay to Seller upon demand a break-up fee of $2,500,000 (the "Break-up Fee"), (ii) Seller shall have the right to immediately terminate this Agreement, and (iii) Buyer shall indemnify Seller for any Losses resulting from a Financing Breach (including, without limitation, losses based upon a subsequent sale of the Business at a reduced purchase price) in an amount not to exceed $2,500,000. In the event Seller elects not to terminate this Agreement pursuant to the preceding sentence and Buyer subsequently acquires the Business pursuant to or in accordance with the terms of this Agreement, any Break-up Fee previously paid to Seller shall be credited against the Initial Purchase Price.

          C. In the event of termination by Seller or Buyer pursuant to this
Section 13, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

               1. Buyer shall return all documents and copies and other materials received from or on behalf of Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

               2. all confidential information received by Buyer with respect to the Assets, the Assumed Liabilities and the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

          D. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 13, this Agreement shall become void and of no further force and effect, except for the provisions of (i)
Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it, (ii) Section 8(c) relating to publicity,
(iii) Section 5(a) relating to indemnification in connection with the matters contemplated thereby, (iv) Section 15 relating to certain expenses, (v) Section 22 relating to finder's fees and broker's fees and (vi) this Section 13. Nothing in this Section 13 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

          XIV. Survival of Representations. The representations and warranties in this Agreement and in any other document delivered in connection herewith shall survive the Closing solely for purposes of Sections 10(a) and 10(c) and shall terminate at the close of business on the 18-month anniversary of the Closing Date; provided, however, that the representations and warranties set forth in Section 4(d) shall not terminate until the third anniversary of the Closing Date.

          XV. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

          XVI. Amendment and Waiver. This Agreement may be amended, or any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding upon Seller only if set forth in a writing executed by Seller and referring specifically to the provision alleged to have been amended or waived, and any such amendment or waiver shall be binding upon Buyer only if set forth in a writing executed by Buyer and referring specifically to the provision alleged to have been amended or waived. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

          XVII. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                    1.    if to Buyer,

                          MBW Foods, Inc.
                          445 Hutchinson Avenue, Suite 800
                          Columbus, Ohio 43235
                          Telecopy: (614) 436-6655
                          Attention:  President
          with a copy to:

                          Dartford Partnership, L.L.C.
                          456 Montgomery Street
                          Suite 2200
                          San Francisco, California  94133
                          Attention:  Ian Wilson

                    2.    if to Seller,

                          Kraft Foods, Inc.
                          Three Lakes Drive
                          Northfield, Illinois  60093
                          Telecopy No. (847) 646-2950
                          Attention:  General Counsel

          with a copy to:

                          Kraft Foods, Inc.
                          Three Lakes Drive
                          Northfield, Illinois  60093
                          Telecopy No. (847) 646-4431
                          Attention:  Theodore Banks, Associate General
                                      Counsel

          XVIII. Interpretation. The headings and captions contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word "including" herein shall mean "including without limitation."

          XIX. No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the parties, Buyer and Seller confirm that both they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

          XX. Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          XXI. Entire Agreement. This Agreement and the other agreements referred to herein (including the Confidentiality Agreement) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

          XXII. Brokerage. Buyer has not used a broker or finder in connection with the transactions contemplated by this Agreement, and there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement by or on behalf of Buyer, except pursuant to any arrangement for which Buyer is solely responsible. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finder's fees with respect to this Agreement or the transactions contemplated hereby, except pursuant to an arrangement with Credit Suisse First Boston Corporation, for which Seller is solely responsible. Notwithstanding anything to the contrary in Section 10, Buyer shall indemnify and hold Seller harmless for any breach of its representation in this Section 22, and Seller shall indemnify and hold Buyer harmless for any breach of its representation in this Section 22.

          XXIII. Disclaimer Regarding Estimates and Projections. In connection with Buyer's investigation of the Business, Buyer has received from or on behalf of Seller certain projections, including projected statements of operating results of the Business for the fiscal year ending in December 1997 and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Buyer shall have no claim against Seller with respect thereto. Accordingly, Seller makes no representation or warranty with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

          XXIV. Schedules. The disclosures in the Schedules hereto are to be taken as relating to the representations and warranties of Seller as a whole. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to the Assets, the Business or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, Seller shall have the right to supplement, modify or update the Schedules hereto to reflect changes in the ordinary course of the Business prior to the Closing; provided, however, that any such supplements, modifications or updates shall be subject to Buyer's rights under Section 3(a)(i).

          XXV. Representation by Counsel; Interpretation. Seller and Buyer acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

          XXVI. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          XXVII. Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the sale of the Assets. Notwithstanding anything to the contrary in Section 10, Seller shall indemnify and hold Buyer harmless from any Losses which Buyer may incur due to the failure to so comply.

          XXVIII. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

          XXIX. Exhibits and Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          XXX. Dispute Resolution.

          A. Negotiation. In the event of any controversy, dispute or claim between Seller and Buyer as to the interpretation of any provision of this Agreement (or the performance of obligations hereunder), the matter, upon written request of either party, shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 days after reference of the matter to them, each of Buyer and Seller shall be free to exercise the remedies available to it under
Section 30(b).

          B. Arbitration. Any controversy, dispute or claim arising out of or relating in any way to this Agreement or the other agreements contemplated hereby or the transactions arising hereunder or thereunder that cannot be resolved by negotiation pursuant to Section 30(a) shall, except as otherwise provided in Section 2(b), be settled exclusively by arbitration in the City of Chicago, Illinois, except for the injunctive relief referred to in Section 10(b). Such arbitration shall be administered by the Center for Public Resources (the "Institute") in accordance with its then prevailing Rules for Non-Administered Arbitration of Business Disputes (except as otherwise provided herein), by three arbitrators, one of whom shall be chosen by Buyer, one of whom shall be chosen by Seller, and the third who shall be chosen by such first two arbitrators. Notwithstanding anything to the contrary provided in Section 28 hereof, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ss. 1 et seq. The fees and expenses of the Institute and the arbitrators shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at the Applicable Rate to the prevailing party. No pre-arbitration discovery (other than document discovery as authorized by the arbitrators on specific application therefor for reasonable cause) shall be permitted, except that the arbitrators shall have the power in their sole discretion, on application by either party, to order pre-arbitration examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrators shall render their decision in writing within 90 days of the conclusion of the arbitration hearing. The arbitrators shall not be empowered to award to any party any consequential damages, lost profits to the extent relating to any business or asset owned by Buyer (including, but not limited to, Buyer's Mrs. Butterworth's business) other than the Business, or relating to any effect on Buyer's capitalization, or punitive damages in connection with any dispute arising out of or relating in any way to this Agreement or the Ancillary Agreements or the transactions arising hereunder or thereunder, and each party hereby irrevocably waives any right to recover such damages. Notwithstanding anything to the contrary provided in this
Section 30(b) and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration panel is convened and available to hear such party's request for temporary relief. The award rendered by the arbitrators shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

                           *   *   *   *   *

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                       KRAFT FOODS, INC.


                                       By: /s/ William J. Eichar
                                           ----------------------------------
                                           Title:  Vice President


                                       MBW FOODS INC.


                                       By: /s/ James B. Ardrey
                                           ----------------------------------
                                           Title:  Executive Vice President